UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 14, 2020

GCI LIBERTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38385	92-0072737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Series A Common Stock, par value $0.01 per share	GLIBA	The Nasdaq Stock Market LLC
Series A Cumulative Redeemable preferred stock, par value $0.01 per share	GLIBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.04.  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

As previously disclosed on a Current Report on Form 8-K filed by GCI Liberty, Inc. (the “Company”) on December 2, 2020, the Company had delivered to its executive officers and directors (collectively, the “Covered Persons”) on December 2, 2020, a notice (the “Initial Notice”) under Rule 104(b)(2)(ii) of Regulation BTR, pursuant to which the Company has imposed a “blackout” period in connection with the proposed combination (the “Combination”) of the Company and Liberty Broadband Corporation (“Liberty Broadband”) in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations. On December 14, 2020, the Company sent a supplemental notice to inform the Covered Persons of the expected commencement and expiration dates of the blackout periods described in the Initial Notice.

Because a blackout period has been imposed under the GCI 401(k) Plan (the “Plan”), in which the Company is an adopting employer, that is expected to begin at 4:00 p.m., Eastern Time, on December 17, 2020 and end sometime during the week following the completion of the Combination, the Company is imposing a SOX blackout period that will begin at 4:00 p.m., Eastern Time, on December 17, 2020 and end sometime during the week following the completion of the Combination. The blackout period under the Plan is needed in connection with the Combination, which is subject to the satisfaction or (to the extent permitted) waiver of certain conditions, including stockholder approval. The Company and Liberty Broadband will each hold special meetings of their respective stockholders in connection with the Combination, which are each scheduled for December 15, 2020.

While the SOX blackout period is in effect, the Covered Persons (and their immediate family members who share their residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of any equity securities of the Company (its Series A Common Stock, Series B Common Stock and Series A Cumulative Redeemable Preferred Stock), including stock options. There are limited exclusions and exemptions from this rule. Further, the above prohibition is in addition to other restrictions on trading activity that the Company imposes on its executive officers and directors, including under the Company’s insider trading policy and any administrative blackout related to the Company’s online incentive award platform.

The Corporation was unable to determine the dates of the SOX blackout period until it received information regarding the approval of the Combination by the Regulatory Commission of Alaska, which is one of the conditions to completing the Combination. Due to the events described above, this delay was beyond the reasonable control of the Corporation. Accordingly, the Corporation has determined to provide to the Covered Persons a notice required under Rule 104(b)(2)(ii) of Regulation BTR on December 14, 2020.

If the Covered Persons have any questions pertaining to this supplemental notice or the SOX blackout period, they were directed to contact Renee Wilm or Brittany A. Uthoff in the Legal Department by telephone at 720-875-5900 or by mail at 12300 Liberty Boulevard, Englewood, CO 80112.

Item 8.01. Other Events.

On December 14, 2020, the Company and Liberty Broadband issued a joint press release announcing the receipt of approvals from the Regulatory Commission of Alaska in connection with the proposed combination of Liberty Broadband and the Company.  A copy of the joint press release is filed herewith as Exhibit 99.1 in compliance with Rule 14a-12 under the Securities Exchange Act of 1934, as amended, and is incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 14, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2020

GCI LIBERTY, INC.

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President